EXHIBIT 99






				December 5, 2007



David H. deVilliers, Jr.
Patriot Transportation Holding, Inc.
34 Loveton Circle, Suite 100
Sparks, MD 21152

Dear David:

	This letter agreement (this "Agreement") sets forth our agreement regarding the benefits to which you will be entitled in the event that (i) Patriot sells all of the stock or assets of FRP Development Corp. ("FRP") to an unaffiliated third party, or (ii) a Change of Control (as defined in Section 11.2(b)(i) of Patriot's 2006 Stock Incentive Plan) occurs.

         1.	Stock Options.  On the date Patriot completes the
sale of FRP (the "Closing Date"), all unvested stock options previously granted to you will immediately become fully vested and shall remain exercisable for a period of three months.

         2.	Restricted Stock.  On the Closing Date, all forfeiture
restrictions on the shares of restricted stock previously granted to you will immediately lapse.

         3.	MSP Plan Changes.

                  a.	In the event that Patriot completes the sale
of FRP before you reach age 65 and while you are still employed by Patriot, you will become fully vested at the time of the sale in the benefits under the MSP.

                  b. 	In addition, if Patriot completes the sale of
FRP while you are still employed by Patriot and any of the following (a "Triggering Event") occurs:

                  	(i)	the buyer does not offer you an
executive position comparable to your existing position with a compensation structure no less favorable to you than your existing compensation package; or

                  	(ii)	the buyer terminates your employment
before the second anniversary of the Closing Date other than for good cause (as defined below); or

                  	(iii)	you terminate your employment
before the second anniversary of the Closing Date for good reason
(as defined below);

then Patriot shall pay to you, within forty-five (45) days following the date of the Triggering Event, an amount equal to the present value (determined using reasonable actuarial assumptions and discount factors, as used by the Company for its most recent fiscal year ended prior to the Triggering Event to calculate such present value for financial statement purposes) of such vested benefits as of the date of such Triggering Event, less any required withholding (the "MSP Payment").

		c.	If any payment or benefit owing to you
under this Amendment or otherwise would be non-deductible under Section 280G of the Internal Revenue Code of 1986, as amended, the MSP Payment shall be reduced so that no amount is non-deductible.

         4.	COBRA.  If the buyer does not hire you then Patriot
will pay to you on a monthly basis for a period of one year after the Closing Date, an amount equal to (i) the monthly cost of COBRA coverage, less (ii) the amount that you currently pay for health insurance coverage under Patriot's health insurance plan. Patriot will require the buyer to agree that, in the event that a Triggering Event occurs, the buyer will pay to you such monthly amount until the earlier of (i) one year from the date of the Triggering Event, or (ii) the second anniversary of the Closing Date.

         5.	General Release.  As a condition to your entitlement
to the benefits described in this Agreement, you must execute a general release in form reasonably acceptable to Patriot releasing all claims that you may have against Patriot in connection with your employment, except for the benefits payable under this Agreement.

         6.	Definitions.  For purposes of this letter agreement:

                  (a) "Good Cause" means any of the following: (i) the commission of a felony; (ii) willful misconduct or gross negligence resulting in material and demonstrable harm to the buyer; (iii) a material violation of any of the buyer's policies or procedures resulting in material and demonstrable harm to the buyer; (iv) the repeated and continued failure to carry out, in all material respects, the buyer's reasonable and lawful directions, except where a failure is attributable to illness, injury, or disability; or (v) fraud, embezzlement, theft, or material dishonesty against the buyer.

                  (b) "Good Reason" means any of the following: (i) any reduction in base salary or incentive bonus opportunity; (ii) a requirement that your principal place of business be relocated to a location that is more than 50 miles from Baltimore, Maryland; or (iii) any material diminution in duties, responsibilities, reporting obligations, titles, or authority that the buyer does not cure within 20 days after written notice.

         7.	General Provisions.  This Agreement is made in Florida
and will be interpreted under its laws. This Agreement supersedes all prior agreements and understandings, whether oral or written, between Patriot and you with respect to the subject matter of this Agreement.
If any provision of this Agreement is declared illegal and unenforceable, then such provision shall be deemed void, leaving the remainder of this Agreement in effect. Any amendment to this Agreement must be in writing and signed by you and Patriot. Any waiver of any term of this Agreement must be signed by the waiving party. Patriot intends to ensure that you fully understand this Agreement and that you are entering into it on a completely voluntary basis. Accordingly, we encourage you to consult with an attorney before signing this Agreement.

         Please confirm your agreement by signing as indicated below and returning one fully executed original copy to me.

					Very truly yours,

					/s/ Edward L. Baker
					_____________________________
					Edward L. Baker
					Chairman of the Board


Accepted and agreed this 12th day of December, 2007.

/s/ David H. deVilliers, Jr.
_________________________________
David H. deVilliers, Jr.